Rowan Reports First Quarter 2011 Operating Results

HOUSTON, May 3, 2011 /PRNewswire/ -- For the three months ended March 31, 2011, Rowan Companies, Inc. ("Rowan" or the "Company") (NYSE: RDC) generated net income of $32.1 million or $0.25 per share, compared to $64.6 million or $0.56 per share in the first quarter of 2010. Revenues were $364.3 million in the first quarter of 2011, compared to $432.4 million in the first quarter of 2010.

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The first quarter 2011 results included gains on asset disposals of $2.0 million, or $0.01 per share after tax. The first quarter 2010 results included a $42.0 million pre-tax charge, or $0.25 per share after tax, for estimated losses associated with non-conforming and slow-moving inventory items in the Company's Drilling Products and Systems manufacturing segment.

Rowan's drilling operations generated revenues of $250 million in the first quarter of 2011, down by 24% from the prior-year quarter due primarily to lower average day rates. The Company's gross drilling margin was 43% of revenues in the first quarter of 2011, down from 59% in the prior-year quarter. Income from drilling operations was $41.6 million in the first quarter of 2011, down by 70% from the prior-year quarter.

Rowan's manufacturing operations generated external revenues of $114.3 million in the first quarter of 2011, up by 13% over the prior-year quarter. The Company's gross manufacturing margin was 14% of revenues in the first quarter of 2011, down from 17% in the prior-year quarter. Income from manufacturing operations was $1.0 million in the first quarter of 2011, down by 68% from the prior-year quarter excluding effects of the 2010 inventory charge discussed above.

Matt Ralls, President and Chief Executive Officer, commented, "Our outlook for 2011 remains positive across all three of our businesses. Although our first quarter results fell short of expectations, the underperformance related mainly to delayed shipments at LeTourneau and some non-recurring expense items in our offshore drilling business. We expect improvements in utilization and day rates in 2011 for both our offshore and land rigs. At LeTourneau, the mining business continues to be strong, and the drilling products businesses are strengthening.

"As we have previously announced, we believe market conditions are favorable for separating our land rigs and manufacturing businesses from Rowan, and have commenced processes around both transactions. Assuming current market conditions continue, we are optimistic that we will complete both transactions in 2011."

Rowan will conduct its earnings conference call on Tuesday, May 3, 2011, at 10:00 a.m. Central Daylight Time. Interested parties are invited to listen to the call by telephone or over the Internet. Individuals who wish to participate on the conference call by telephone can dial (877) 869-3847, or internationally (201) 689-8261. Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan's website at www.rowancompanies.com. You should connect to our website at least 15 minutes prior to the conference call to register, download and install any necessary software.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company's stock is traded on the New York Stock Exchange. Common Stock trading symbol: RDC. For more information on Rowan, please visit www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company's principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company's filings with the U.S. Securities and Exchange Commission.

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Millions)

	MARCH 31,	DECEMBER 31,
	2011	2010

ASSETS

Cash and cash equivalents	$ 189.7	$ 437.5
Restricted cash	14.8	15.2
Accounts receivable	382.7	417.9
Inventories	396.0	347.9
Other current assets	83.1	106.3
Total current assets	1,066.3	1,324.8
Property, plant and equipment - net	5,092.2	4,793.4
Other assets	99.5	99.3
TOTAL	$ 6,258.0	$ 6,217.5

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$ 52.1	$ 52.2
Accounts payable	147.2	116.9
Other current liabilities	324.6	360.2
Total current liabilities	523.9	529.3
Long-term debt	1,121.6	1,133.7
Other liabilities	815.3	802.2
Stockholders' equity	3,797.2	3,752.3
TOTAL	$ 6,258.0	$ 6,217.5

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Millions Except Per Share Amounts)

	THREE MONTHS
	ENDED MARCH 31
	2011	2010

REVENUES	$ 364.3	$ 432.4

COSTS AND EXPENSES:
Operations	241.9	221.1
Depreciation and amortization	49.4	45.5
Selling, general and administrative	32.4	25.8
Gain on disposals of property and equipment	(2.0)	(0.1)
Material charge for manufacturing inventories	-	42.0
Total	321.7	334.3
INCOME FROM OPERATIONS	42.6	98.1
Net interest and other income	(5.2)	(4.0)
INCOME BEFORE INCOME TAXES	37.4	94.1
Provision for income taxes	5.3	29.5
NET INCOME	$ 32.1	$ 64.6

NET INCOME PER DILUTED SHARE	$ 0.25	$ 0.56

AVERAGE DILUTED SHARES	127.2	114.5

NOTE: See pages 6 and 7 for supplemental operating information.

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Millions)

	THREE MONTHS
	ENDED MARCH 31
	2011	2010
CASH PROVIDED BY (USED IN):
Operations:
Net income	$ 32.1	$ 64.6
Adjustments to reconcile net income to net
cash provided by operations:
Depreciation and amortization	49.4	45.5
Deferred income taxes	0.9	4.2
Gain on disposals of assets	(2.0)	(0.1)
Other - net	(14.9)	(22.8)
Net changes in current assets and liabilities	42.8	(100.0)
Net changes in other noncurrent assets and liabilities	5.6	(1.6)
Net cash provided by (used in) operations	113.9	(10.2)

Investing activities:
Property, plant and equipment additions	(361.1)	(89.6)
Proceeds from disposals of property, plant and equipment	2.7	0.3
Decrease in Restricted cash	0.4	-
Net cash used in investing activities	(358.0)	(89.3)

Financing activities:
Repayments of borrowings	(12.3)	(18.7)
Proceeds from equity compensation plans and other	8.6	0.6
Net cash used in financing activities	(3.7)	(18.1)

DECREASE IN CASH AND CASH EQUIVALENTS	(247.8)	(117.6)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	437.5	639.7
CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 189.7	$ 522.1

ROWAN COMPANIES, INC.
SUPPLEMENTAL DRILLING INFORMATION
Unaudited (dollars in millions, except where otherwise indicated )

	THREE MONTHS ENDED
	March 31, 2011				December 31, 2010				March 31, 2010
	$ (a)	Elims.	$ (b)	% Revs.	$ (a)	Elims.	$ (b)	% Revs.	$ (b)	% Revs.

DRILLING OPERATIONS:
Revenues	$ 250.0		$ 250.0	100	$ 259.6		$ 259.6	100	$ 331.0	100
Operating costs (excluding items shown below)	(143.9)	$ 0.6	(143.3)	(57)	(137.4)	$ 0.7	(136.7)	(53)	(136.5)	(41)
Depreciation and amortization expense	(47.8)	1.9	(45.9)	(18)	(45.4)	1.6	(43.8)	(17)	(41.5)	(13)
Selling, general and administrative expenses (c)	(21.0)		(21.0)	(8)	(23.6)		(23.6)	(9)	(16.3)	(5)
Gain (loss) on sale of property and equipment	1.8		1.8	1	(0.2)		(0.2)	(0)	0.3	0
Income from operations	$ 39.1	$ 2.5	$ 41.6	17	$ 53.0	$ 2.3	$ 55.3	21	$ 137.0	41
Adjusted EBITDA (d)	$ 85.1	$ 0.6	$ 85.7	34	$ 98.6	$ 0.7	$ 99.3	38	$ 178.2	54

OFFSHORE RIG DAYS:
Operating			1,477				1,437		1,556
Available			2,271				2,208		2,070
Utilization			65%				65%		75%

LAND RIG DAYS:
Operating			2,055				2,316		2,044
Available			2,700				2,760		2,880
Utilization			76%				84%		71%

AVERAGE DAY RATES (in thousands):
Gulf of Mexico rigs			$ 118.2				$ 126.6		$ 142.0
Middle East rigs			128.7				132.0		161.6
North Sea rigs			182.5				175.7		287.7
All offshore rigs			136.4				142.5		183.2
Land rigs			21.2				21.0		20.4

(a)	Amounts include effects of intercompany transactions between drilling and manufacturing operations.
(b)	Amounts exclude effects of intercompany transactions.
(c)	Amounts include corporate SG&A costs that are allocated between operating segments.
(d)

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that we believe is relevant to our stockholders.  We measure Adjusted EBITDA as operating income plus depreciation and amortization expense and any loss on sale, less any gain on sale.

ROWAN COMPANIES, INC.
SUPPLEMENTAL MANUFACTURING INFORMATION
Unaudited (dollars in millions)

	THREE MONTHS ENDED
	March 31, 2011					December 31, 2010					March 31, 2010
	$ (a)	% Revs.	Elims.	$ (b)	% Revs.	$ (a)	% Revs.	Elims.	$ (b)	% Revs.	$ (b)	% Revs.

MANUFACTURING OPERATIONS:
Revenues	$ 154.8	100	$ (40.5)	$ 114.3	100	$ 256.7	100	$ (57.5)	$ 199.2	100	$ 101.4	100
Operating costs (excluding items shown below)	(128.7)	(83)	30.1	(98.6)	(86)	(206.1)	(80)	41.7	(164.4)	(83)	(84.6)	(83)
Depreciation and amortization expense	(3.5)	(2)		(3.5)	(3)	(3.5)	(1)		(3.5)	(2)	(4.0)	(4)
Selling, general and administrative expenses (c)	(11.4)	(7)		(11.4)	(10)	(12.4)	(5)		(12.4)	(6)	(9.5)	(9)
Gain (loss) on sale of property and equipment	0.2	0		0.2	0	-	-		-	-	(0.2)	(0)
Material charge for inventories	-	-		-	-	-	-		-	-	(42.0)	(41)
Income from operations	$ 11.4	7	$ (10.4)	$ 1.0	1	$ 34.7	14	$ (15.8)	$ 18.9	9	$ (38.9)	(38)
Adjusted EBITDA (d)	$ 14.7	9	$ (10.4)	$ 4.3	4	$ 38.2	15	$ (15.8)	$ 22.4	11	$ 7.3	7

REVENUES:
Drilling Products and Systems	$ 80.8	52	$ (40.5)	$ 40.3	35	$ 167.8	65	$ (57.5)	$ 110.3	55	$ 50.3	50
Mining, Forestry and Steel Products	74.0	48	-	74.0	65	88.9	35	-	88.9	45	51.1	50
Total	$ 154.8	100	$ (40.5)	$ 114.3	100	$ 256.7	100	$ (57.5)	$ 199.2	100	$ 101.4	100

MANUFACTURING BACKLOG:
Drilling Products and Systems	$ 297.2		$ (50.9)	$ 246.3		$ 232.8		$ (83.2)	$ 149.6		$ 302.2
Mining, Forestry and Steel Products	190.2		-	190.2		149.7		-	149.7		89.8
Total	$ 487.4		$ (50.9)	$ 436.5		$ 382.5		$ (83.2)	$ 299.3		$ 392.0

(a)	Amounts include effects of intercompany transactions between manufacturing and drilling operations.
(b)	Amounts exclude effects of intercompany transactions.
(c)	Amounts include corporate SG&A costs that are allocated between operating segments.
(d)

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that we believe is relevant to our stockholders. We measure Adjusted EBITDA as operating income plus depreciation and amortization expense, any loss on sale and, in 2010, the material charge for inventories, less any gain on sale.

CONTACT: Suzanne M. McLeod, Director of Investor Relations, +1-713-960-7517, smcleod@rowancompanies.com